UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2017 (March 31, 2017)

CLOUD SECURITY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-54440	27-4479356
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

927 Canada Ct.

City of Industry, CA 91748

(Address of principal executive office)

(626) 839-9998

(Registrant's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into Material Definitive Agreement

On March 31, 2017, Goldenrise Development, Inc., a California corporation (“Goldenrise”) and Cloud Security Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Zhi Lu Peng, an individual (the “Purchaser”). Pursuant to the Agreement, Goldenrise agreed to sell and Purchaser agreed to purchase 12,000,000 restricted common stock shares of the Company (the “Shares”), representing approximately 92.12% of the Company’s outstanding shares of common stock. In consideration for the Shares, Purchaser will pay to Goldenrise a total of $400,000 as follows: (i) $100,000 upon the execution of the Agreement, and (ii) $300,000 on or before June 15, 2017 (the “Closing”). The Agreement is subject to certain customary conditions to Closing.

The transaction contemplated by the Agreement would effectuate a change in control of the Company should it ultimately close. Purchaser would own approximately 92.12% of the Company's issued and outstanding common stock. There are no arrangements or understandings among members of both the former and new control groups and their associates with respect to election of officers or other matters.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text thereof, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement dated March 31, 2017, by and between Goldenrise Development, Inc. and Mr. Zhi Lu Peng

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

April 4, 2017	CLOUD SECURITY CORPORATION.

/s/ Derek Yu

Name: Derek Yu

Title: Chief Executive Officer

Chief Financial Officer

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